Exhibit 99.1

news release	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Announces Appointment of New Executive Officer

IRVING, TEXAS – April 7, 2004 – Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, announced the appointment of Scot Brunke as President and Chief Financial Officer.

“I am pleased to announce that Scot Brunke, who in a consulting role has been our acting Chief Financial Officer, has accepted the position of President and Chief Financial Officer,” said Herman M. Schwarz, Chief Executive Officer.  “Scot will report to me and, in addition to his duties in the financial area, will assume additional leadership responsibilities.  Scot’s former position at RMH provides a strong understanding of our industry and its challenges, while his banking background will lend expertise to future growth strategies.”

Prior to joining Aegis, Mr. Brunke was Chief Financial Officer of RMH Teleservices, Inc., a provider of outsourced customer relationship management (“CRM”) services.  Prior to that, Mr. Brunke was an investment banker at J.P. Morgan Chase & Co. (and its predecessors) for 15 years where he specialized in merger and acquisition advisory and capital raising for Fortune 1000 companies. Mr. Brunke holds a BBA in finance from the University of Wisconsin - Whitewater and an MBA from Texas Christian University.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing approximately 4,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.